Exhibit 4.4

Execution Version

NOTE PURCHASE AGREEMENT

This Note Purchase Agreement (this “Agreement”) is dated as of February 26, 2014 by and among ZP Holdings, Inc., a Delaware corporation (the “Company”), and the entities listed on Exhibit A attached hereto (each, a “Purchaser” and collectively, the “Purchasers”).

In consideration of the mutual promises and covenants contained in this Agreement, the parties hereto agree as follows:

1. Authorization; Sale of Notes.

1.1. Authorization. The Company has duly authorized the sale and issuance, pursuant to the terms of this Agreement, of unsecured, subordinated Convertible Promissory Notes in the form attached hereto as Exhibit B in the aggregate principal amount of up to $2,500,000 (each, a “Note” and collectively, the “Notes”).

1.2. Use of Proceeds. The Company will use the proceeds from the sale of the Notes for working capital and other general corporate purposes.

2. Closing.

2.1. Time; Location. Subject to the terms and conditions of this Agreement, the closing of the sale and purchase of Notes under this Agreement (the “Closing”) shall take place at the offices of Foley Hoag LLP, Seaport West, 155 Seaport Boulevard, Boston, MA 02210-2600 (or remotely via the exchange of documents and signatures) on or after the date hereof on the date that the Company and all of the Purchasers shall agree (the date of the Closing, the “Closing Date”). At the Closing, the Company shall deliver a Note to each Purchaser in the original principal amount set forth next to such Purchaser’s name on Exhibit A attached hereto, and each Purchaser shall pay to the Company the purchase price therefor, which shall be equal to such original principal amount.

2.2. Closing Conditions. The obligations of the Purchasers to consummate the Closing are subject to the consummation of the stock purchases contemplated by that certain Stock Purchase Agreement in the form attached hereto as Exhibit C (the “Stock Purchases”).

3. Certain Terms of the Notes.

3.1. Maturity; Prepayment. Each Note shall be due and payable on the earlier of: (a) September 9, 2014 (the “Maturity Date”); (b) the occurrence of an Event of Default (as defined in Section 3.5 below); or (c) the date that is thirty days following the closing of the Company’s first firm commitment underwritten initial public offering pursuant to a registration statement filed under the Securities Act (as defined below and such offering, an “IPO”) unless such Note is converted into equity securities in connection with such offering. Notwithstanding the immediately preceding sentence, the Company may accelerate and repay any portion of the outstanding principal and/or interest balance of the Notes, at a time of its choosing (including in the absence of an Event of Default or prior to the Maturity Date) only upon the prior written consent of the Requisite Noteholders (as defined below).

3.2. Interest. The principal balance of the Notes will bear simple interest at a rate of eight percent (8%) per annum. All unpaid and accrued interest and any other amounts payable pursuant to the Notes shall be due and payable on the Maturity Date.

3.3. Payments. Any payments on the Notes (including any permitted pre-payments made in accordance with Section 3.1) will be made in proportion to the outstanding principal amount each such Note represents relative to the aggregate outstanding principal amount of all Notes.

3.4. Automatic Conversion.

(a) Upon a Qualified Financing. Upon the closing of a Qualified Financing (as defined in Section 3.6 below), the principal and all unpaid and accrued interest on each Note shall automatically convert into that number of shares of the equity securities issued in such Qualified Financing (the “Qualified Financing Securities”) equal to the quotient of (i) the outstanding principal amount of such Note and all unpaid and accrued interest divided by (ii) the Qualified Financing Price (as defined in Section 3.6 below). In the event such Qualified Financing is consummated more than sixty (60) calendar days from the Closing, the denominator specified in clause (ii) of the immediately preceding shall equal the Discounted Qualified Financing Price (as defined in Section 3.6 below). The Purchasers agree in connection with the conversion of the Notes in accordance with this Section 3.4(a) to execute all necessary documents in connection with such Qualified Financing reasonably requested of the Purchasers and executed by all other participants in such Qualified Financing (such documents, the “Financing Documents”), including executing a definitive securities purchase agreement and such other financing agreements as shall be agreed upon by the Company or its ultimate parent, as the case may be, and the other investors participating in such Qualified Financing.

(b) Upon a Sale of the Company. The Company shall notify the holders of the Notes of the closing of a Sale Transaction (as defined in Section 3.6 below) at least ten (10) days prior to the expected date of closing of such Sale Transaction. Such notice shall include any information generally provided by the Company to the holders of the common stock, $0.0001 par value per share, of the Company (“Common Stock”) in connection with the Sale Transaction, if any, and such other information as reasonably requested by the Purchasers. Upon the closing of such Sale Transaction, each Purchaser shall be entitled to receive in respect of such Purchaser’s Note and in preference to the holders of Common Stock, an amount equal to any unpaid interest on the Note plus three times (3X) the outstanding principal balance of such Note.

(c) Effect of Conversion. Upon conversion of any Note pursuant to this Section 3, provided in the case of a conversion pursuant to Section 3.4(a) that the securities issued upon such conversion are duly and validly issued, fully-paid and are nonassessable, the Company (and its ultimate parent, if any) will be forever released and discharged from all of its obligations and liabilities under such Note, including without limitation the obligation to pay the principal amount and accrued interest thereon. No fractional shares shall be issuable by the Company or its ultimate parent, as applicable, upon conversion of any

Note pursuant to Section 3.4(a). In lieu of any fractional share which would otherwise be issuable upon conversion of any Note pursuant to Section 3.4(a), the Company or its ultimate parent, as applicable, shall pay the holder of such Note an amount in cash equal to the product of (i) such fraction multiplied by (ii) the Qualified Financing Price (or the Discounted Qualified Financing Price, in the event the Qualified Financing is consummated more than sixty (60) days from the Closing). Upon conversion of each Note, the holder thereof shall surrender such Note, duly endorsed, at the principal offices of the Company; provided, however, that upon the closing of the Qualified Financing, each Note shall be deemed converted and of no further force and effect, whether or not it is delivered for cancellation as set forth in this sentence. Following such surrender, the Company or its ultimate parent, as applicable, will, at its expense, (i) in the case of a conversion pursuant to Section 3.4(a), issue and deliver to such holder a certificate or certificates for the securities to which such holder is entitled as a result of such conversion in accordance with Section 3.4(a) and a check payable to such holder for any cash amounts payable in lieu of any fractional share in accordance with this Section 3.4(c), or (ii) in the case of a conversion pursuant to Section 3.4(b), issue and deliver, or cause to be issued and delivered, to such holder a check payable to such holder for the cash amount payable in respect of such Note in accordance with Section 3.4(b).

3.5. Events of Default. Each of the following shall constitute an “Event of Default,” unless waived by the holders of Notes representing at least sixty percent (60%) of the principal amount then outstanding on all of the Notes (the “Requisite Noteholders”):

(a) the failure by the Company to pay any amount due hereunder within five (5) days of the due date thereof;

(b) the appointment of a receiver of any property, the assignment or trust mortgage for the benefit of creditors, the commencement of any kind of voluntary or involuntary insolvency proceedings under any bankruptcy or other law relating to the relief of debtors, or the entry of an order for relief with respect to the Company in any proceeding pursuant to the United States Bankruptcy Code, as amended;

(c) a final judgment or judicial order for the payment of money in excess of $250,000 (exclusive of amounts covered by insurance) shall be rendered against the Company and the same shall remain undischarged for a period of thirty days during which execution shall not be effectively stayed, or any judgment, writ, assessment, warrant of attachment, or execution or similar process shall be issued or levied against a substantial part of the property of the Company or any of its subsidiaries, if any and such judgment, writ, or similar process shall not be released, stayed, vacated or otherwise dismissed within thirty days after issue or levy; or

(d) the Company shall fail to observe or perform in any material respect any covenant, obligation, condition or agreement contained in this Agreement or any Note (other than those otherwise specified in this Section 3.5) and such failure shall continue for twenty (20) days after the Company’s receipt of written notice to the Company of such failure.

3.6. Definitions. For purposes of this Agreement:

(a) “Discounted Qualified Financing Price” shall mean the price that is equal to 85% of the lowest per share price at which the shares of Qualified Financing Securities are to be sold in the Qualified Financing (not including any discounts applicable as a result of the Notes).

(b) “Qualified Financing” shall mean an equity financing involving the sale of equity securities of the Company (or equity securities of the ultimate parent of the surviving entity of a merger to which the Company is a party that does not constitute a Sale Transaction) to one or more institutional investors primarily for capital-raising purposes and resulting in aggregate gross proceeds to the Company (or such ultimate parent) of at least $25,000,000 (which threshold may be waived in connection with an equity financing with aggregate gross proceeds less than such amount (but in any case not less than $4,000,000) upon the written consent of the Requisite Noteholders in which case such equity financing shall constitute a Qualified Financing notwithstanding the amount of such equity financing), excluding the outstanding principal amount of the Notes to be converted into Qualified Financing Securities upon the closing of such financing.

(c) “Qualified Financing Price” shall mean the price that is equal to the lowest per share price at which the shares of Qualified Financing Securities are to be sold in the Qualified Financing (not including any discounts applicable as a result of the Notes).

(d) “Sale Transaction” shall have the meaning given to such term in the Stockholder Rights and Voting Agreement, dated as of April 26, 2012, by and among the Company, the Purchasers and certain other of the Company’s stockholders.

4. Representations and Warranties of the Company. The Company represents and warrants to each Purchaser as of the Closing Date that:

4.1. Corporate Organization and Authority. The Company:

(a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;

(b) has the corporate power and authority to own and operate its properties and to carry on its business as now conducted and as presently proposed to be conducted; and

(c) is duly qualified, licensed to do business and in good standing as a foreign corporation in each jurisdiction where the failure to be so qualified or licensed could reasonably be expected to have a material adverse effect on the Company.

4.2. Corporate Power. The Company has all requisite legal and corporate power and authority to execute, perform and deliver this Agreement, to sell and issue the Notes hereunder, and to carry out and perform its obligations hereunder.

4.3. Due Authorization and Execution. The execution and delivery of this Agreement and the Notes by the Company and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Company. This Agreement and the Notes to be issued at the Closing have been duly executed and delivered by the Company and constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application relating to or affecting enforcement of creditors’ rights and laws concerning equitable remedies.

4.4. Capitalization. The capitalization of the Company as of the date hereof (after giving effect to the Stock Purchases) is set forth in Exhibit D attached hereto. The equity securities (“Equity Securities”) of the Company have the respective rights, preferences and privileges set forth in the Company’s certificate of incorporation and bylaws, as amended, in effect on the date hereof. All of the outstanding Equity Securities of the Company have been duly authorized and are validly issued, fully paid and nonassessable. Except as expressly referenced herein or as set forth in Exhibit D, there are as of the date of this Agreement no options, warrants or other convertible securities or rights to purchase Equity Securities of the Company authorized, issued or outstanding, and the Company is not obligated in any other manner to issue shares of its Equity Securities. The offer and sale of all Equity Securities of the Company issued before the Closing Date complied with or were exempt from registration or qualification under all applicable federal and state securities laws.

4.5. No Conflict. The execution and delivery of this Agreement and the Notes by the Company, the performance by the Company of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby will not be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a violation of or a default under any provision of the Company’s certificate of incorporation or bylaws, or instrument, judgment, order, writ, decree, contract, rule, statute, regulation or agreement to which the Company is a party or by which it is bound, or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets, property or revenue of the Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company.

4.6. Governmental Filings. Assuming the accuracy of the representations made by the Purchasers in Section 5 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for filings pursuant to Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws.

5. Representations, Warranties, and Covenants of each Purchaser. Each Purchaser represents and warrants to and covenants with the Company as follows:

5.1. Authorization. When executed and delivered by the Purchaser, and assuming execution and delivery by the Company, this Agreement will constitute a valid and binding obligation of the Purchaser, enforceable against such Purchaser in accordance with its terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application relating to or affecting enforcement of creditors’ rights and laws concerning equitable remedies.

5.2. Brokers and Finders. The Purchaser has not retained any investment banker, broker, or finder in connection with the transactions contemplated by this Agreement.

5.3. Investment. The Purchaser is acquiring the Note as well as any shares of the Qualified Financing Securities (collectively, the “Securities”) for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof. The Purchaser has no present intention of selling, granting any participation in, or otherwise distributing any Securities. By executing this Agreement, the Purchaser further represents that it has no contract, undertaking, agreement, or arrangement with any person to sell, transfer, or grant participation to such person or to any third person, with respect to any Securities.

5.4. No Public Market. The Purchaser understands and acknowledges that the offering of the Securities pursuant to this Agreement will not be registered under the Securities Act on the grounds that the offering and sale of securities contemplated by this Agreement are exempt from registration pursuant to one or more exemptions under the Securities Act, including without limitation the exemption provided by Section 4(a)(2) thereof, and that the Company’s reliance upon such exemption is predicated upon the Purchaser’s representations as set forth in this Agreement. The Purchaser further understands that no public market now exists for any of the securities issued by the Company and that the Company has given no assurances that a public market will ever exist for the Company’s securities.

5.5. Experience; Etc. The Purchaser represents that he, she or it: (a) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of a prospective investment in the Note being purchased by the Purchaser; (b) believes that he, she or it has received all the information requested from the Company that might be necessary or appropriate for deciding whether to obtain the Note; (c) has had the opportunity to discuss the Company’s business, management, and financial affairs with the Company’s management; (d) has the ability to bear the economic risks of this investment; and (e) is able, without materially impairing its financial condition, to hold the Securities for an indefinite period of time and to suffer a complete loss on this investment.

5.6. Accredited Investor. The Purchaser qualifies as an “accredited investor” within the meaning of Regulation D of the rules and regulations promulgated under the Securities Act.

5.7. Investment Representations, Warranties and Covenants by Non-United States Persons. Each Purchaser who is a Non-U.S. person (as defined in Section 5.7(d) below) hereby represents and warrants to the Company as follows:

(a) This Agreement is made by the Company with the Purchaser, who is a Non-U.S. person, in reliance upon such Non-U.S. person’s representations,

warranties and covenants made in this Section 5.7.

(b) Such Non-U.S. person has been advised and acknowledges that:

(i) the Securities have not been, and when issued, will not be registered under the Securities Act, the securities laws of any state of the United States or the securities laws of any other country;

(ii) in issuing and selling the Securities to such Non-U.S. person pursuant hereto, the Company is relying upon the “safe harbor” provided by Regulation S and/or on Section 4(a)(2) under the Securities Act;

(iii) it is a condition to the availability of the Regulation S “safe harbor” that the Securities not be offered or sold in the United States or to a U.S. person until the expiration of a one-year “distribution compliance period” (or a six-month “distribution compliance period,” if the issuer is a “reporting issuer,” as defined in Regulation S) following the date of issuance; and

(iv) notwithstanding the foregoing, prior to the expiration of the one-year “distribution compliance period” (or six-month “distribution compliance period,” if the issuer is a “reporting issuer,” as defined in Regulation S) after the date of issuance (the “Restricted Period”), the Securities may be offered and sold by the holder thereof only if such offer and sale is made in compliance with the terms of this Agreement and either: (A) if the offer or sale is within the United States or to or for the account of a U.S. person (as such terms are defined in Regulation S), the securities are offered and sold pursuant to an effective registration statement or pursuant to Rule 144 under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act; or (B) the offer and sale is outside the United States and to other than a U.S. person.

(c) As used herein, the term “United States” means the United States of America, its territories and possessions, any State of the United States, and the District of Columbia, and the term “U.S. person” (as defined in Regulation S) means:

(i) a natural person resident in the United States;

(ii) any partnership or corporation organized or incorporated under the laws of the United States;

(iii) any estate of which any executor or administrator is a U.S. person;

(iv) any trust of which any trustee is a U.S. person;

(v) any agency or branch of a foreign entity located in the United States;

(vi) any nondiscretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. person;

(vii) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated and (if an individual) resident in the United States; and

(viii) a corporation or partnership organized under the laws of any foreign jurisdiction and formed by a U.S. person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by accredited investors (as defined in Rule 501(a) under the Securities Act) who are not natural persons, estates or trusts.

(d) As used herein, the term “Non-U.S. person” means any person who is not a U.S. person or is deemed not to be a U.S. person under Rule 902(k)(2) of the Securities Act.

(e) Such Non-U.S. person agrees that with respect to the Securities, until the expiration of the Restricted Period:

(i) such Non-U.S. person, its agents or its representatives have not and will not solicit offers to buy, offer for sale or sell any of the Securities, or any beneficial interest therein in the United States or to or for the account of a U.S. person; and

(ii) notwithstanding the foregoing, the Securities may be offered and sold by the holder thereof only if such offer and sale is made in compliance with the terms of this Agreement and either: (A) if the offer or sale is within the United States or to or for the account of a U.S. person (as such terms are defined in Regulation S), the securities are offered and sold pursuant to an effective registration statement or pursuant to Rule 144 under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act; or (B) the offer and sale is outside the United States and to other than a U.S. person; and

(iii) such Non-U.S. person shall not engage in hedging transactions with regard to the Securities unless in compliance with the Securities Act.

The foregoing restrictions are binding upon subsequent transferees of the Securities, except for transferees pursuant to an effective registration statement. Such Non-U.S. person agrees that after the Restricted Period, the Securities may be offered or sold within the United States or to or for the account of a U.S. person only pursuant to applicable securities laws.

(f) Such Non-U.S. person has not engaged, nor is it aware that any party has engaged, and such Non-U.S. person will not engage or cause any third party to engage, in any directed selling efforts (as such term is defined in Regulation S) in the United States with respect to the Securities.

(g) Such Non-U.S. person: (i) is domiciled and has its principal place of business outside the United States; (ii) certifies it is not a U.S. person and is not acquiring the Securities for the account or benefit of any U.S. person; and (iii) at the time of the date of the Closing, the Non-U.S. person or persons acting on Non-U.S. person’s behalf in connection therewith will be located outside the United States.

(h) At the time of offering to such Non-U.S. person and communication of such Non-U.S. person’s order to purchase the Securities, and at the time of such Non-U.S. Person’s execution of this Agreement, the Non-U.S. person or persons acting on Non-U.S. person’s behalf in connection therewith were located outside the United States.

(i) Such Non-U.S. person is not a “distributor” (as defined in Regulation S) or a “dealer” (as defined in the Securities Act).

(j) Such Non-U.S. person acknowledges that the Company shall make a notation in its stock books regarding the restrictions on transfer set forth in this Section 5.7 and shall transfer such Securities on the books of the Company only to the extent consistent therewith.

In particular, such Non-U.S. person acknowledges that the Company shall refuse to register any transfer of the Note not made in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act or pursuant to an available exemption from registration.

6. Legends and Restrictions on Transfer.

6.1. Securities Act. The Securities shall bear such restrictive legends as required by the Financing Documents, including, without limitation, a legend substantially in the following form:

“THE SECURITIES REPRESENTED HEREBY AND ANY SECURITIES ISSUED UPON CONVERSION HEREOF HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR REGISTERED OR QUALIFIED UNDER THE SECURITIES OR “BLUE SKY” LAWS OF ANY JURISDICTION. SUCH SECURITIES MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS THE REGISTRATION PROVISIONS OF SAID ACT AND THE REGISTRATION, QUALIFICATION AND FILING REQUIREMENTS OF ALL APPLICABLE JURISDICTIONS HAVE BEEN COMPLIED WITH OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF LEGAL COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR THAT THE PROPOSED TRANSACTION WILL BE EXEMPT FROM REGISTRATION, QUALIFICATION AND FILING IN ALL SUCH JURISDICTIONS.”

6.2. No Transfer. No Purchaser may sell or transfer any Note without the prior written consent of the Requisite Noteholders, except to any affiliated fund, investment vehicle, partner or limited partner or equity holder of such Purchaser. A Purchaser that transfers a Note shall promptly notify the Company of such transfer. The Company shall not transfer or assign its obligations under any Note without the prior written consent of the Requisite Noteholders (except as set forth in Section 8.1).

7. Amendment to 2013 Notes. In accordance with Section 7.5 of each of the unsecured, subordinated Convertible Promissory Notes issued and sold by the Company pursuant to that certain Note Purchase Agreement dated as of September 9, 2013 (the “2013 Purchase Agreement”) by and among the Company, the Purchasers, ProQuest Investments IV, L.P. and ProQuest Management LLC (the “2013 Notes”), the Purchasers, as the Requisite Noteholders (as defined in the 2013 Purchase Agreement), and the Company hereby amend each of the 2013 Notes by deleting in its entirety Section 3 of each of the 2013 Notes, and replacing it with the following (which, for the avoidance of doubt, is consistent with Section 3.1 of the 2013 Purchase Agreement):

“3. Prepayment. The Company may accelerate and repay any portion of the outstanding principal and/or interest balance of this Note at a time of its choosing (including in the absence of an Event of Default or prior to the Maturity Date) only upon the prior written consent of the Requisite Noteholders.”

8. Miscellaneous.

8.1. Successors and Assigns. Subject to the restrictions on transfers of the Notes set forth in Section 6.2, this Agreement shall be assignable by any party without the written consent of the other parties hereto; provided, however, that a merger to which the Company is a party shall not be considered an assignment requiring consent for purposes of Section 6.2; provided, further, that the Company may assign the Notes without the consent of the other parties hereto to any individual or entity that acquires control of the stock, all or substantially all assets or business of the Company, or to the surviving entity of a merger to which the Company is a party or the entity that controls such surviving entity. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.2. Survival of Representations and Warranties. All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Closing.

8.3. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

8.4. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without reference to the conflicts of law provisions thereof. The Purchaser consents to service of process in any such action by certified or registered mail, return receipt requested. The Purchaser consents to the jurisdiction of such courts over the Purchaser, stipulates the convenience, efficiency and fairness of proceeding in such courts, and covenants not to allege or assert the inconvenience, inefficiency or unfairness of proceeding in such courts.

8.5. Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be delivered by hand, sent by overnight courier, facsimile or e-mail, or mailed by first class certified or registered mail, return receipt requested, postage prepaid:

(a) If to the Company:

ZP Holdings, Inc.

34790 Ardentech Court

Fremont, CA 94555

Attn: President and CEO

Fax: (510) 952-4632

with a copy to:

Foley Hoag LLP

Seaport West

155 Seaport Boulevard

Boston, MA 02210-2600

Attn: Jeffrey Quillen, Esq.

Fax: (617) 832-7000

(b) If to a Purchaser, at the address set forth beneath the Purchaser’s name on Exhibit A attached hereto, or at such other address as may have been furnished in writing by such Purchaser to the Company.

Notices provided in accordance with this Section 8.5 shall be deemed delivered (i) upon personal delivery with signature required, (ii) one Business Day after they have been sent to the recipient by reputable overnight courier service (charges prepaid and signature required), (iii) upon confirmation of successful transmission of a facsimile message containing such notice if sent before 5 p.m., local time of the recipient, on any Business Day, and as of 9 a.m. local time of the recipient on the next Business Day if sent thereafter, or (iv) three Business Days after deposit in the United States mail. The term “Business Day” as used in this Section 8.5 shall mean any day other than Saturday, Sunday or a day on which banking institutions are not required to be open in the State of California or New York.

8.6. Complete Agreement. This Agreement (including the Exhibits hereto and the issued Notes) constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

8.7. Amendments and Waivers. This Agreement and each Note may be amended, modified, or terminated, and the observance of any term of this Agreement may be waived, with respect to all parties to this Agreement (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Requisite Noteholders; provided, however, that no such amendment, modification or waiver shall be effective to the extent such amendment, modification or waiver adversely affects the rights of any holder of a Note in a manner different from those of such consenting holders (other than differences related to the different principal amounts of the Notes) without the consent of each such differently affected holder. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

8.8. Counterparts; Facsimile Signatures; Expenses. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, and all of which together shall for all purposes constitute one and the same Agreement. A signature of any party to this Agreement transmitted by facsimile, electronic mail (including pdf) or other electronic means shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. The Company shall pay on demand all reasonable fees and expenses, including reasonable attorney’s fees and expenses, in connection with the preparation, execution and delivery of this Agreement and the Notes up to a maximum amount of $10,000.

8.9. Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

8.10. Section Headings and References. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties. Any reference in this agreement to a particular section or subsection shall refer to a section or subsection of this Agreement, unless specified otherwise.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Note Purchase Agreement as of the date first written above.

ZP HOLDINGS, INC.

By:	/s/ Vikram Lamba
	Name:	Vikram Lamba
	Title:	President and CEO

NEW ENTERPRISE ASSOCIATES 12, LIMITED PARTNERSHIP

By:	NEA Partners 12, Limited Partnership, its general partner

By:	/s/ Louis S. Citron
	Name:	Louis S. Citron
	Title:	Chief Legal Officer

BMV DIRECT SO LP			BMV DIRECT SOTRS LP

By:	BioMed Realty, L.P.,		By:	BioMed Realty Holdings, Inc.,
	its general partner			its general partner

By:	/s/ Jonathan P. Klassen		By:	/s/ Jonathan P. Klassen
	Name:	Jonathan P. Klassen		Name:	Jonathan P. Klassen
	Title:	Senior Vice President		Title:	Senior Vice President

Signature Page to Note Purchase Agreement

EXHIBIT A

Schedule of Purchasers

Name and Address	Original Principal Amount
BMV Direct SO LP 17190 Bernardo Center Drive San Diego, CA 92128 Attn: Corporate Legal Fax No.: (858) 485-9843	$249,000.00
BMV Direct SOTRS LP 17190 Bernardo Center Drive San Diego, CA 92128 Attn: Corporate Legal Fax No.: (858) 485-9843	$1,069,709.23
New Enterprise Associates 12, Limited Partnership c/o New Enterprise Associates 1954 Greenspring Drive, Suite 600 Timonium, MD 21093 Attn: Louis Citron, General Counsel Fax No.: (410) 842-4100	$1,181,290.77

Total:	$2,500,000.00

EXHIBIT B

Form of Subordinated Convertible Promissory Note

[see attached]

Execution Version

EXHIBIT C

Stock Purchase Agreement

[see attached]

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of February 26, 2014, is made and entered into by and among BMV Direct SO LP, a Delaware limited partnership (“BMV SO”), BMV Direct SOTRS LP, a Delaware limited partnership (“BMV SOTRS”), New Enterprise Associates 12, Limited Partnership, a Delaware limited partnership (“NEA,” and together with BMV SO and BMV SOTRS, the “Buyers”), ProQuest Investments IV, L.P., a Delaware limited partnership (“ProQuest IV”), ProQuest Management LLC, a Delaware limited liability company (“ProQuest LLC”), Nomura Phase4 Ventures L.P., a limited partnership registered in England (“Nomura Phase4,” and together with ProQuest IV and ProQuest LLC, the “Sellers”), for the limited purpose of Section 7.1 hereof, ZP Holdings, Inc., a Delaware corporation (the “Company”), and, for the limited purpose of Section 7.3 hereof, each of Vikram Lamba and Peter Daddona (together, the “Founders”) .

WHEREAS, the Buyers and the Sellers (collectively, the “Major Holders”) hold significant amounts of shares of the common stock, par value $0.0001 per share (“Common Stock”) of the Company;

WHEREAS, the Company requires additional capital for its operations and has requested that the Major Holders purchase unsecured, subordinated convertible promissory notes of the Company (collectively, “Bridge Notes”) pursuant to a Note Purchase Agreement, dated on or about the date hereof, among the Company and certain of the Major Holders (the “Note Purchase Agreement”);

WHEREAS, the Company advised each Major Holder that if it did not purchase Bridge Notes then: (i) such Major Holder could voluntarily decrease its ownership interest in the Company by selling a portion of its shares of Common Stock to other Major Holders that are purchasing Bridge Notes, in exchange for consideration of US$0.00011574 per share of Common Stock (“Voluntary Dilution”); or (ii) if such Major Holder decided not to effect Voluntary Dilution, then the Company would increase the other participating Major Holders’ ownership interest by issuing shares of Common Stock and/or other securities to such Major Holders in consideration of their purchase of Bridge Notes, which would lead to dilution for any nonparticipating Major Holders (the “Involuntary Dilution”);

WHEREAS, the Buyers desire to purchase Bridge Notes and have agreed to enter into the Note Purchase Agreement;

WHEREAS, a representative of each Seller regularly attends meetings of the Company’s Board of Directors and has received the same information as the other Major Holders regarding the Company’s prospects of raising additional capital from sales of capital stock to investors other than the Major Holders and revenues from potential collaborations with strategic partners;

WHEREAS, each of the Sellers desires not to purchase Bridge Notes, to forgo the possibility of converting the Bridge Notes into shares of Common Stock, not to suffer Involuntary Dilution in order to, among other reasons, encourage and promote the other Major Investors’ investment of new capital into the Company, and will instead accept Voluntary Dilution by selling to the Buyers, in the case of ProQuest IV, 1,930,178 of the 2,573,570.870 shares of Common Stock currently held by ProQuest IV, in the case of ProQuest LLC, 18 of the 24 shares of Common Stock currently held by ProQuest LLC, and in the case of Nomura Phase4, 2,362,569 of the 3,150,091.946 shares of Common Stock currently held by Nomura Phase4, in each case upon and subject to the terms and conditions of this Agreement; and

WHEREAS, as a condition to closing the transactions contemplated by this Agreement, it shall be necessary to obtain a waiver of certain provisions of that certain Stockholder Rights and Voting Agreement by and among the Company and the Major Holders, among others, dated as of April 26, 2012 (the “Stockholder Agreement”).

NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants, agreements and conditions contained herein, the Buyers and the Seller agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Nomura Phase4 Shares” means 2,362,569 shares of Common Stock currently held, beneficially and of record, by Nomura Phase4.

“ProQuest IV Shares” means 1,930,178 shares of Common Stock currently held, beneficially and of record, by ProQuest IV.

“ProQuest LLC Shares” means 18 shares of Common Stock currently held, beneficially and of record, by ProQuest LLC.

“Purchase Price” means US$0.00011574 per share of Common Stock, payable by the Buyers to the Sellers as described in Section 2.1.

“Securities” means the Nomura Phase4 Shares, the ProQuest IV Shares and the ProQuest LLC Shares.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations in effect from time to time thereunder.

2. Purchase and Sale of the Securities; Closing. The Buyers and the Sellers agree as follows:

2.1. Purchase and Sale of the Securities. On the basis of the representations and warranties, and subject to the terms and conditions, set forth herein: (a) each Buyer, severally and not jointly, agrees to purchase from each Seller; and (b) each Seller, severally and not jointly, agrees to sell to each Buyer, respectively, all of such Seller’s right, title and interest in, to and under the Securities owned, beneficially and of record, by such Seller, in accordance with the following:

(i)	ProQuest IV transfers to BMV SO: 1,018,137 shares of Common Stock, in exchange for US$117.84;

(ii)	ProQuest IV transfers to NEA: 912,041 shares of Common Stock, in exchange for US$105.56;

(iii)	ProQuest LLC transfers to BMV SO: nine (9) shares of Common Stock, in exchange for US$0.01;

(iv)	ProQuest LLC transfers to NEA: nine (9) shares of Common Stock, in exchange for US$0.01;

(v)	Nomura Phase4 transfers to BMV SOTRS: 1,246,217 shares of Common Stock, in exchange for US$144.24; and

(vi)	Nomura Phase4 transfers to NEA: 1,116,352 shares of Common Stock, in exchange for US$129.21.

2.2. Closing. Subject to the terms and conditions of this Agreement, the closing of the sale and purchase of the Securities under this Agreement (the “Closing”) shall take place at Foley Hoag LLP, Seaport West, 155 Seaport Boulevard, Boston, MA 02210-2600 (or remotely via the exchange of documents and signatures) on or after the date hereof on the date that the Buyers and the Sellers shall agree (the date of the Closing, the “Closing Date”). At the Closing: (a) each Seller shall deliver to the Buyers original certificates representing the Securities being sold by such Seller hereunder and such other appropriate instruments of transfer and assignment (including duly executed stock powers), as the Buyers shall reasonably request prior to the Closing Date, in order to vest in the Buyers, as of the Closing Date, such Seller’s right, title and interest in, to and under such Securities in accordance with Section 2.1 of this Agreement; (b) each Seller shall deliver such other instruments as may be necessary or appropriate to evidence compliance by such Seller with all of its representations, warranties, covenants and undertakings herein contained; and (c) the Buyers shall deliver or cause to be delivered to each Seller the Purchase Price specified in Section 2.1 in immediately available funds (in accordance with instructions separately provided from such Seller to the Buyers prior to the Closing Date).

3. Conditions to the Buyers’ Obligation. The obligation of the Buyers to purchase and pay for the Securities is subject to the satisfaction (or waiver by the Buyers) of the following conditions as of the Closing Date:

3.1. the representations and warranties of each Seller made in this Agreement shall be true and correct in all respects, as of the date hereof and as of the Closing Date as though then made;

3.2. each Seller shall have delivered to the Buyers the documents and instruments contemplated by Section 2.2 above;

3.3. the Major Holders shall have obtained all consents and waivers necessary to effect the transactions contemplated in this Agreement (including, without limitation, all waivers with respect to Section 5 of the Stockholder Agreement); and

3.4. there shall be no pending or threatened claims, actions, litigation or administrative, regulatory or governmental investigations or proceedings against either the Sellers or the Buyers with respect to enjoining or preventing the Closing or which might otherwise restrain, prohibit or invalidate any portion of this Agreement.

4. Conditions to the Seller’s Obligation. The obligation of each Seller to sell and deliver the Securities to be sold by such Seller to each of the Buyers is subject to the satisfaction (or waiver by such Seller) of the following conditions as of the Closing Date:

4.1. the Buyers shall have purchased Bridge Notes pursuant to the Note Purchase Agreement;

4.2. the representations and warranties of the Buyers made in this Agreement shall be true and correct in all respects, as of the date hereof and as of the Closing Date as though then made;

4.3. the Buyers shall have delivered the Purchase Price to such Seller as contemplated by Section 2.2 above;

4.4. the Major Holders shall have obtained all consents and waivers necessary to effect the transactions contemplated in this Agreement (including, without limitation, all waivers with respect to Section 5 of the Stockholder Agreement); and

4.5. there shall be no pending or threatened claims, actions, litigation or administrative, regulatory or governmental investigations or proceedings against either such Seller or the Buyers with respect to enjoining or preventing the Closing or which might otherwise restrain, prohibit or invalidate any portion of this Agreement.

5. Representations and Warranties of the Buyers. Each Buyer, severally and not jointly with the other Buyers, represents and warrants to the Sellers that:

5.1. Such Buyer has all requisite power and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby. Such Buyer has duly and validly authorized, executed and delivered this Agreement.

5.2. This Agreement constitutes a valid and binding agreement of such Buyer, enforceable against such Buyer in accordance with its terms, except as enforceability may be limited by: (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws relating to or affecting creditors’ rights generally; and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3. Such Buyer is an “accredited investor,” as defined in Rule 501 of Regulation D promulgated under the Securities Act, and hereby confirms that any Common Stock to be received by such Buyer pursuant to this Agreement will be acquired for investment for such Buyer’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any of the Securities, and that such Buyer has no present intention of selling, granting any participation in, or otherwise distributing the same. Such Buyer further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the Securities acquired pursuant to Section 2.1 of this Agreement, except with respect to arrangements and agreements with such Buyer’s limited partners, shareholders and partners, as entered into in the ordinary course of Buyer and not with a view towards the transactions contemplated by this Agreement.

5.4. Such Buyer has such knowledge and experience in financial and business matters that the Buyer is capable of evaluating the merits and risks of its investment in the Securities, and can bear the economic risk of its investment (including the full loss of such investment). Such Buyer has carefully considered and, to the extent such Buyer believes appropriate, has discussed with such Buyer’s professional legal, tax and financial advisors, the suitability of an investment in the Securities with respect to the Buyer’s particular tax and financial situation. Such Buyer has determined that its investment in the Securities is suitable for such Buyer.

6. Representations and Warranties of the Sellers. Each Seller, severally and not jointly with the other Sellers, represents and warrants to the Buyers that:

6.1. Such Seller has all requisite corporate power and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby. Such Seller has duly and validly authorized, executed and delivered this Agreement.

6.2. This Agreement constitutes a valid and binding agreement of such Seller, enforceable against such Seller in accordance with its terms, except as enforceability may be limited by: (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws relating to or affecting creditors’ rights generally; and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

6.3. No consent, approval, qualification, order or authorization of, or filing with, any local, state or federal governmental authority is required for the consummation by such Seller of the transactions contemplated hereby.

6.4. Neither such Seller nor its affiliates own any direct or indirect interest in any securities of the Company other than, in the case of ProQuest IV and ProQuest LLC, an aggregate of 2,573,594.870 shares of Common Stock and $579,771.40 in aggregate original principal amount of unsecured, subordinated Convertible Promissory Notes dated September 9, 2013, and in the case of Nomura Phase4, 3,150,091.946 shares of Common Stock. Such Seller owns, in the case of ProQuest IV, the ProQuest IV Shares, in the case of ProQuest LLC, the ProQuest LLC Shares, and in the case of Nomura Phase4, the Nomura Phase4 Shares, (and shall transfer such Securities such that they will be held following the Closing) free and clear of all claims, liens, security interests, charges or other encumbrances of any kind, including, but not limited to, any preemptive rights or rights of first refusal or other restrictions on transfer of any kind, except as set forth in the Stockholder Agreement. There are no restrictions on the transfer of such Securities other than restrictions arising under the Securities Act and as may be set forth in the Stockholder Agreement. No person or entity has any right to purchase such Securities or any portion thereof or interest therein.

7. Releases.

7.1. The Company acknowledges that the Buyers would not enter into this Agreement and the Note Purchase Agreement without the Company’s assurance under this Section 7.1. The Company, on behalf of itself and on behalf of its successors and assigns, hereby releases and forever discharges each of the Buyers, each of the Sellers and their respective partners, members, managers, officers, directors and agents, and each of their successors, heirs and assigns (collectively, the “Buyer and Seller Released Parties”), from any and all claims, demands, obligations, losses, causes of action, costs, expenses, attorneys’ fees and liabilities of any nature whatsoever, whether based on contract, tort, statutory or other legal or equitable theory of recovery, whether known or unknown (collectively, “Claims”), which the Company has, claims or will claim to have against any or all of the Buyer and Seller Released Parties arising out of the purchase and sale of the Securities pursuant to this Agreement. In connection with the foregoing, the Company represents and warrants to the Buyers and the Sellers that (i) the Company has all requisite corporate power and authority to enter into this Agreement, and has duly and validly authorized, executed and delivered this Agreement; and (ii) this Section 7.1 constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws relating to or affecting creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

7.2. The Sellers acknowledge that the Buyers would not enter into this Agreement and the Note Purchase Agreement without the Sellers’ assurances under this Section 7.2. Each of the Sellers, on behalf of itself and on behalf of its successors and assigns, hereby releases and forever discharges each of the Buyers and their respective partners, members, managers, officers, directors and agents, and each of their successors, heirs and assigns (collectively, the “Buyer Released Parties”), from any and all Claims which such Seller has, claims or will claim to have against any or all of the Buyer Released Parties arising out of the purchase and sale of the Securities pursuant to this Agreement.

7.3. The Founders acknowledge that the Buyers would not enter into this Agreement and the Note Purchase Agreement without the Founders’ assurances under this Section 7.3. Each of the Founders, on behalf of itself and on behalf of its heirs and assigns, hereby releases and forever discharges the Buyer and Seller Released Parties from any and all Claims which such Founder has, claims or will claim to have against any or all of the Buyer and Seller Released Parties arising out of the purchase and sale of the Securities pursuant to this Agreement. In connection with the foregoing, each of the Founders represents and warrants to the Buyers and the Sellers that (i) he has the legal power to enter into this Agreement, and has validly executed and delivered this Agreement; and (ii) this Section 7.3 constitutes a valid and binding agreement of such Founder, enforceable against such Founder in accordance with its terms, except as enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws relating to or affecting creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

8. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflicts of law thereof.

9. Invalidity of Provisions. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction, and this Agreement shall be construed in all other respects as if such invalid and unenforceable provisions were omitted.

10. Survival of Representations and Warranties. The representations, warranties and covenants contained herein shall survive the Closing or any termination of this Agreement.

11. Headings; Execution in Counterparts. The headings and captions contained herein are for convenience of reference only and shall not control or affect the meaning or construction of any provision hereof. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and which together shall constitute but one and the same instrument.

12. Notices. All notices and other communications relating to this Agreement shall be dated and in writing and shall be deemed to have been duly given when delivered, if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, and when received if delivered otherwise, to the party to whom it is directed;

(a)	If to the Sellers, to each Seller at the following address:

Nomura Phase4 Ventures L.P.

c/o Nomura International

One Angel Lane

London

EC4R 3AB

Attn: Stephen Booysen

Fax: (44 20) 7102 9075

ProQuest Investments IV, L.P.

2430 Vanderbilt Beach Road

108-190

Naples, FL 34109

Fax No.: (609) 375-1047

ProQuest Management LLC

2430 Vanderbilt Beach Road

108-190

Naples, FL 34109

Fax No.: (609) 375-1047

(b)	If to the Buyers, to each Buyer at the following address:

BMV Direct SO LP

17190 Bernardo Center Drive

San Diego, CA 92128

Attn: Corporate Legal

Fax No.: (858) 485-9843

BMV Direct SOTRS LP

17190 Bernardo Center Drive

San Diego, CA 92128

Attn: Corporate Legal

Fax No.: (858) 485-9843

New Enterprise Associates 12, Limited Partnership

c/o New Enterprise Associates

1954 Greenspring Drive, Suite 600

Timonium, MD 21093

Attn: Louis Citron, General Counsel

Fax: (410) 842-4100

with a copy to:

Kunzler Law Group, PC, as counsel to

BMV Direct SO LP and BMV Direct SOTRS LP

8 East Broadway, Suite 600

Salt Lake City, Utah 84111

Attn: Curtis Oscarson, Esq.

Fax: 801.693.1612

(c)	If to the Company, to the Company at the following address:

ZP Holdings, Inc.

34790 Ardentech Court

Fremont, CA 94555

Attn: President and CEO

Fax: (510) 952-4632

with a copy to:

Foley Hoag LLP

Seaport West

155 Seaport Boulevard

Boston, MA 02210-2600

Attn: Jeffrey Quillen, Esq.

Fax: (617) 832-7000

13. Waivers. No waiver of the provisions hereof shall be valid unless in writing and signed by the party to be bound and then only to the extent therein set forth. No failure or delay by any party in exercising any right or remedy hereunder shall operate as a waiver thereof, and a waiver of a particular right or remedy on one occasion shall not be deemed a waiver of any other right or remedy or a waiver on any subsequent occasion.

14. Amendment. This Agreement shall be binding upon the parties and may not be abandoned, supplemented, changed or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by each of the parties hereto. This Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

15. Integration. The parties agree that this Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements, representations and understandings, both written and oral, among the parties with respect to the subject matter hereof.

16. Interpretation. Should any provision of this Agreement require interpretation in any legal or other proceeding, it is agreed that the court, legal tribunal or other arbiter interpreting or construing the same shall not imply a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the party who itself or through its agent prepared the same, it being agreed that the agents of all parties have participated in the preparation of this Agreement.

17. Third Party Beneficiaries. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give to any third party any rights or remedies against any party hereto.

18. Further Assurances. Each of the parties hereto covenants and agrees upon the request of the other, to do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary or desirable to give full effect to this Agreement (including any such as are reasonably necessary or desirable to have certificates or agreements representing the Securities issued or registered in the name of each Buyer or its designated nominee(s)).

[signature pages follow]

Execution Version

IN WITNESS WHEREOF, the Buyers, the Sellers, the Company and the Founders have executed this Stock Purchase Agreement as of the date first above written.

BUYERS:

BMV DIRECT SO LP		BMV DIRECT SOTRS LP

By:	BioMed Realty, L.P.,	By:	BioMed Realty Holdings, Inc.,
	its general partner		its general partner

By:		By:
	Name:		Name:
	Title:		Title:

NEW ENTERPRISE ASSOCIATES 12, LIMITED PARTNERSHIP

By:	NEA Partners 12, Limited Partnership,
its general partner

By:
Name:
Title:

SELLERS:

NOMURA PHASE4 VENTURES L.P.		PROQUEST INVESTMENTS IV, L.P.

By:	Phase4 Partners Limited,	By:	ProQuest Associates IV LLC,
	its manager		its general partner

By:		By:
	Name:		Name:
	Title:		Title:

PROQUEST MANAGEMENT LLC

By:
Name:
Title:

COMPANY:

ZP HOLDINGS, INC.

By:
	Name:	Vikram Lamba
	Title:	President and CEO

FOUNDERS:

Vikram Lamba			Peter Daddona

Execution Version

EXHIBIT D

Capitalization

Authorized shares of Common Stock:	30,000,000
Outstanding shares of Common Stock:	20,427,250.579 as follows:

Name of Stockholder	Number of Shares Owned

ALZA Corporation	7,052.067

Mahmoud Ameri	16.000

Christina Anaya	0.491

James Barrett	22.000

BMV Direct SO LP	1,816,975.000

BMV Direct SOTRS LP	6,193,293.000

Joseph Bravo	2.000

Peter Daddona	1,275,151.000

Werner Frei	2.455

HMB BioCapital (EUR) L.P.	391.253

HMB BioCapital (US) L.P.	132.442

HBM BioVentures (Cayman) Ltd.	2,094.779

Ederlita C. Kwan	0.931

Vikram Lamba	2,525,000.000

Laurie Liu	6.000

Jimmy Lopez	1.000

Jim Mellers	8.000

NEA Ventures 2006, Limited Partnership	19.836

New Enterprise Associates 12, Limited Partnership	7,175,524.904

Nomura Phase4 Ventures L.P.	787,522.946

Gary Otake	17.000

Elaine Peters	11.000

ProQuest Investments IV, L.P.	643,392.870

ProQuest Management LLC	6.000

Asha Ramdas	10.605

John Richard	30.000

Samantha Olivia Sadlowski	1.000

Gail Schulze	467.000

Thorsten von Stein	44.000

Cedric Wright	5.000

Greg Yedinak	50.000

The Company has reserved 2,264,108 shares of Common Stock for issuance pursuant to the terms of its 2012 Stock Incentive Plan. Options to purchase [2,075,600] of such shares have been granted and are outstanding.

Pursuant to that certain Note Purchase Agreement dated as of September 9, 2013 by and among the Company and the purchasers named therein, the Company issued (and there are currently outstanding) Convertible Promissory Notes in an aggregate original principal amount of $3,033,723.04, which Convertible Promissory Notes automatically convert into equity securities of the Company upon the closing of a Qualified Financing (as defined therein) as more fully described in such Note Purchase Agreement.